UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2015

WALL STREET MEDIA CO., INC.

(Exact name of registrant as specified in its charter)

Nevada	333-163439	26-4170100
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

40 Wall Street, 28th Floor, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 222-0205

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to his letter of resignation dated October 21, 2015, Jerrold D. Burden immediately resigned as the sole director, Chief Executive Officer, President, Principal Executive Officer and Principal Financial Officer of Wall Street Media Co., Inc. Mr. Burden’s resignation is based solely on personal reasons and is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices. A copy of Mr. Burden’s letter of resignation is attached hereto as Exhibit 99.1.

In conjunction with his resignation, Mr. Burden agreed to assist and cooperate fully with the Company and its auditors in connection with the completion of its annual audit for the year ended September 30, 2015 and the corresponding Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for that same period.

Furthermore, concurrent with his resignation, Jeffrey A. Lubchansky was appointed as the Company’s sole officer and director, serving as the Company’s interim Chief Executive Officer, President, Principal Executive Officer and Principal Financial Officer.

There is no arrangement or understanding between Mr. Lubchansky or any other person pursuant to which Mr. Lubchansky was appointed to the positions described above. Mr. Lubchansky does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. At this time, the Company does not have any written employment agreement or other formal compensation agreements with Mr. Lubchansky. Compensation arrangements are the subject of ongoing development and the Company will make appropriate additional disclosures as they are further developed and formalized.

Jeffrey A. Lubchansky is a Certified Public Accountant who has been at the forefront of integrating technology into the accounting field and providing leadership in management, taxation and accounting in various industries. These industries include sports/entertainment, real estate, financial institutions, highly compensated individuals, nutraceuticals, health and beauty, medical devices, audio/visual and consulting and tax services to CPA firms and attorneys.

Recently, Mr. Lubchansky has been engaged to perform interim CFO and crisis management services for a major private label beauty products manufacturer. His main function was to bring the company in compliance with various bank covenant reporting requirements, preparing the work papers for the year-end review and to implement various internal control procedures. The project was completed on schedule.

In 2014 Mr. Lubchansky was engaged as Controller for Alacriti, Inc., a leading provider of E-Commerce services to numerous financial and operating entities. He continues at this position as a part-time consultant. Beginning in 2010, Mr. Lubchansky maintained a tax and consulting practice specializing in providing CFO/Controller services. These services were provided to individuals and small to medium sized companies. Between 2006 and 2009, Mr. Lubchansky assumed the CFO position at Juvent Medical, Inc., responsible for the integrity of financial information and systems for this CE certified medical device manufacturer. From 2004 – 2009 he was CFO/Controller at Gary Null & Associates, a company involved in the nutraceutical and health products industry. And from 2001 – 2007, he was the controller for Alero Capital Corp.

Mr. Lubchansky earned his BS in Accounting with a Minor Degree in Computer and Information Sciences. Early in his career, he worked with the major computer manufacturers and software companies to develop accounting software for numerous industries. He is an avid photographer being published in numerous periodicals, texts and technical publications.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 – Letter of Resignation dated October 21, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2015

Wall Street Media Co., Inc.

By:	/s/ Jeffrey A. Lubchansky
Name:	Jeffrey A. Lubchansky
Title:	Chief Executive Officer

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